EXHIBIT 99.1
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                     PITNEY BOWES ACQUIRES DANKA CANADA INC.

STAMFORD, Conn., July 1, 2005 - Pitney Bowes Inc. (NYSE:PBI), through its subsidiary Pitney Bowes of Canada Ltd., today announced that it has acquired 100% of the stock of Danka Canada Inc., a subsidiary of Danka Business Systems PLC, for approximately $14 million. Danka Canada Inc. is a leading provider of office systems services, supplies and equipment in Canada, and generated approximately $36 million in revenue during its most recent fiscal year. It will report into the Pitney Bowes' Canadian operation, which provides office systems, services and supplies to customers as part of its mail and document management product and service offerings.

         This acquisition supports the company's growth in several ways, according to Pitney Bowes President and Chief Operating Officer Murray Martin. "The addition of Danka Canada strengthens our Canadian operations by enhancing our geographic coverage, extending our offerings and growing the value we can provide to all customers. This acquisition also expands our direct service network and our range of direct service offerings for document management equipment and systems."

         Danka Canada Inc., headquartered in Toronto, has approximately 300 employees and 20 offices across Canada.

         Pitney Bowes is the world's leading provider of integrated mail and document management systems, services and solutions. The $5.1 billion company helps organizations of all sizes efficiently and effectively manage their mission-critical mail and document flow in physical, digital and hybrid formats. Its solutions range from addressing software and metering systems to print stream management, electronic bill presentment and presort mail services. The company's 85 years of technological leadership have produced many major innovations in the mailing industry, and it is consistently on the Intellectual Property Owner's list of top U.S. patent holders. With approximately 35,000 employees worldwide, Pitney Bowes serves more than 2 million businesses through direct and dealer operations. Visit www.pb.com for more information on the company.

         The statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about growth strategies, market expansion, etc. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: severe adverse changes in the economic environment, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2004 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.